Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contacts:

Medarex, Inc.
Pfizer, Inc.
Laura S. Choi
	Stephen	Lederer
Investor Relations	Phone: +1-860-732-9783

Kate Robins
Phone: +1-609-430-2880, x2216	Phone: +1-860-732-9684

Jean Mantuano
Corporate Communications (media)
Phone: +1-609-430-2880, x2221

Medarex Announces Major Antibody Strategic Alliance with Pfizer

Anti-CTLA-4 Patents Also Cross-Licensed

Princeton, N.J.; September 20, 2004 – Medarex, Inc. (Nasdaq: MEDX) announced today a global collaboration with Pfizer, Inc. (NYSE: PFE) that provides for the discovery and development of up to 50 antibody products over ten years. The two companies also cross-licensed certain patents relating to their anti-CTLA-4 antibody programs. Pursuant to these agreements, Pfizer will make an initial cash payment to Medarex of $80 million and will purchase $30 million of Medarex’s common stock at a premium to the market price.

Under the collaboration, Medarex expects to use its UltiMAb™ human antibody technology to create product candidates to disease-associated targets identified by Pfizer. Pfizer will be fully responsible for the worldwide development and commercialization of any products generated by the collaboration. Medarex has the potential to receive research funding, license fees and milestone payments, if certain milestones are met, exceeding $400 million if all 50 products obtain regulatory approval, as well as royalties on any commercial sales of the products.

Medarex and Pfizer have exchanged non-exclusive licenses to patents relating to antibodies to CTLA-4. Pursuant to these license agreements, Medarex has the potential to receive milestone and royalty payments based upon commercial sales of any Pfizer anti-CTLA-4 antibody product. Both companies are independently pursuing the clinical testing of antibodies to CTLA-4, including Medarex’s MDX-010 and Pfizer’s CP-675,206. Medarex and Pfizer have retained the commercial rights to their separate anti-CTLA-4 products.

“We have a burgeoning number of antibodies in our research pipeline today and anticipate that their significance to our portfolio will continue to increase,” said John LaMattina, Ph.D., President of Pfizer Global Research and Development. “This long-term commitment with

Medarex will help us expand our existing antibody research capabilities. Through this global collaboration we expect to create fully human antibody products in a variety of indications that will address several areas of unmet medical need.”

“We are gratified that Pfizer has chosen to make such an important commitment to our UltiMAb technology and our research team,” said Donald L. Drakeman, President and CEO of Medarex, Inc., “and we look forward to working closely with Pfizer to advance these products as rapidly as possible.”

About Medarex

Medarex is a biopharmaceutical company focused on the discovery and development of fully human antibody-based therapeutics to treat life-threatening and debilitating diseases, including cancer, inflammation, autoimmune and infectious diseases. Medarex applies its UltiMAb™ technology and product development and clinical manufacturing experience to generate, support and potentially commercialize a broad range of fully human antibody products for itself and its partners. Nineteen of these therapeutic products derived from Medarex technology are currently in human clinical testing, with the most advanced candidate presently in a Phase III clinical trial. Medarex is committed to building value by developing a diverse pipeline of antibody products to address the world’s unmet healthcare needs. For more information about Medarex, visit its website at www.medarex.com.

Except for the historical information presented herein, matters discussed herein may constitute forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words “potential”; “believe”; “anticipate”; “intend”; “plan”; “expect”; “estimate”; “could”; “may”; or similar statements are forward-looking statements. Medarex disclaims, however, any intent or obligation to update these forward-looking statements. Risks and uncertainties include risks associated with product discovery and development, uncertainties related to the outcome of clinical trials, slower than expected rates of patient recruitment, unforeseen safety issues resulting from the administration of antibody products in patients, uncertainties associated with the collaborative process, uncertainties related to product manufacturing as well as risks detailed from time to time in Medarex’s public disclosure filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and subsequent Quarterly Reports on Form 10-Q. There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success. Copies of Medarex’s public disclosure filings are available from its investor relations department.

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Medarex® and the Medarex logo are registered trademarks of Medarex, Inc. UltiMAb™ is a trademark of Medarex, Inc. All rights are reserved.

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